Exhibit 99.1

MBIA Inc. Declares Extraordinary Cash Dividend on MBIA Inc. Common Stock and Dividends from National Public Finance Guarantee Corporation

PURCHASE, N.Y.—(BUSINESS WIRE)— MBIA Inc. (NYSE:MBI) today announced that its Board of Directors declared an extraordinary cash dividend on MBIA common stock of $8.00 per share to shareholders of record as of December 18 to be paid on December 22, which totals approximately $409 million, based on 51.1 million shares outstanding. The information is also available in the Current Report on Form 8-K dated December 7, 2023 available at sec.gov.

The Company also announced on December 7, 2023, the New York Department of Financial Services (“NYDFS”) approved a $550 million extraordinary dividend to be paid to MBIA by its wholly-owned subsidiary National Public Finance Guarantee Corporation (“National”), and separately, on November 20, 2023 the Corporation received a $97.245 million as of right dividend from National.

The remainder of the dividends from National are being retained by MBIA and are intended to be used for general corporate purposes including, but not limited to, future operating expenses and debt service obligations.

Bill Fallon, MBIA Inc. CEO, said, “We are pleased to provide this extraordinary distribution of shareholder value to our shareholders and significantly improve MBIA’s liquidity for its stakeholders. We will continue to pursue additional measures to enhance shareholder value as we take steps to achieve the ultimate resolution of the Company.”

MBIA expects that National will continue to seek approval to pay additional extraordinary dividends to MBIA in future years. However, there can be no assurance whether or when NYDFS will approve such requests and, if the NYDFS does approve such dividends, in what amounts. Furthermore, any future dividend payments by MBIA to shareholders are within the absolute discretion of our board of directors and will depend on, among other things, the receipt of additional extraordinary dividends from National, our results of operations, working capital requirements, capital expenditure requirements, financial condition, level of indebtedness, contractual restrictions with respect to the payment of dividends, business opportunities, anticipated cash needs, provisions of applicable law and other factors that our board of directors may deem relevant.

For U.S. federal income tax purposes, distributions made by MBIA to a U.S. shareholder, other than with respect to holders of unvested restricted shares, generally will constitute dividends solely to the extent of our current and accumulated earnings and profits (“E&P”). Through September 30, 2023 we do not have current and accumulated E&P and based on our current analysis, we do not expect to have any current or accumulated E&P through December 31, 2023. Thus, we expect that the dividend will be treated as a tax-free return of investment up to an investor’s adjusted cost basis in its shares, and that if an investor’s adjusted cost basis is reduced to zero, any remaining portion of the dividend will be taxed as capital gains. Future dividends, if any, may or may not receive similar tax treatment.

The process of determining current and accumulated E&P requires a final determination of our financial results for the year and a review of certain other factors that will be announced with our full year 2023 financial results on February 28, 2024. To the extent that we do in fact have current or accumulated E&P in 2023, the dividend will be taxed as a dividend to the extent of such current or accumulated E&P. The amount of the dividend payable to holders of unvested restricted shares will be taxed as ordinary income. Shareholders should consult their own tax professionals regarding their receipt of this dividend.

Forward-Looking Statements

Any forward-looking statements made in this press release reflect MBIA’s current views with respect to future events and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe”, “anticipate”, “project”, “plan”, “expect”, “estimate”, “intend”, “will likely result”, “looking forward”, or “will continue” and similar expressions identify forward-looking statements. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. These risks and uncertainties include, but are not limited to, increased credit losses or impairments on public finance obligations that National insures issued by state, local and territorial governments and finance authorities and other providers of public services, located in the U.S. or abroad, that are experiencing fiscal stress; the possibility that loss reserve estimates are not adequate to cover potential claims; a disruption in the cash flow from National or an inability to access the capital markets and our exposure to significant fluctuations in liquidity and asset values in the global credit markets as a result of collateral posting requirements; our ability to fully implement our strategic plan; the possibility that MBIA Insurance Corporation will have inadequate liquidity or resources to timely pay claims as a result of higher than expected losses on certain insured transactions or as a result of a delay or failure in collecting expected recoveries, which could lead the NYDFS to put MBIA Insurance Corporation into a rehabilitation or liquidation proceeding under Article 74 of the New York Insurance Law and/or take such other actions as the NYDFS may deem necessary to protect the interests of MBIA Insurance Corporation’s policyholders; deterioration in the economic environment and financial markets in the United States or abroad, real estate market performance, credit spreads, interest rates and foreign currency levels; and the effects of changes to governmental regulation, including insurance laws, securities laws, tax laws, legal precedents and accounting rules, and other risk factors identified in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2022. Readers are cautioned not to place undue reliance on these forward-looking statements, which are made as of December 7, 2023. MBIA undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

MBIA Inc., headquartered in Purchase, New York, is a holding company whose subsidiaries provide financial guarantee insurance for the public and structured finance markets. Please visit MBIA’s website at www.mbia.com.

MBIA Inc.

Greg Diamond, 914-765-3190

Managing Director

Head of Investor and Media Relations

greg.diamond@mbia.com